Exhibit 3.3

AVG TECHNOLOGIES N.V.

SUPERVISORY BOARD

By-Laws

CONTENTS

INTRODUCTION		3

CHAPTER I - COMPOSITION OF THE SUPERVISORY BOARD; POSITIONS; COMMITTEES		3
1.	Supervisory Board Profile, Size, Expertise and Independence	3
2.	(Re)Appointment; Term of Office; Resignation	6
3.	Chairman and Vice-Chairman	7
4.	Company Secretary	8
5.	Committees	8

CHAPTER II - DUTIES AND POWERS		9
6.	General Duties and Powers; Relation with the Management Board	9
7.	Duties regarding the Activities of the Management Board Members	10
8.	Duties regarding the Members and the Performance of the Supervisory Board and Management Board	11
9.	Certain other Duties of the Supervisory Board	12
10.	Supervision of Financial Reporting	12
11.	Duties regarding Nomination and Assessment of External Auditor	13
12.	Remuneration of Management Board Members	14
13.	Relation with the Shareholders	15

CHAPTER III - SUPERVISORY BOARD MEETINGS; DECISION-MAKING		17
14.	Frequency; Notice; Agenda and Venue of Meetings	17
15.	Attendance of and Admittance to Meetings	17
16.	Chairman of the Meeting; Reports	17
17.	Decision-making within the Supervisory Board	18

CHAPTER IV - OTHER PROVISIONS		18
18.	Conflicts of Interests of Supervisory Board Members	18
19.	Remuneration of Supervisory Board Members	19
20.	Induction Programme, Ongoing Training and Education	19
21.	Other Positions	20
22.	Holding and Trading Securities	20
23.	Confidentiality	20
24.	Miscellaneous	21

Annex 1	List of definitions	22
Annex 2	Supervisory Board profile	24
Annex 3	List of action requiring approval Supervisory Board	26
Annex 4	List of information to be included in the Supervisory Board Report	30
Annex 5	Policy regarding independent external auditor	31
Annex 6	Information to be included in the Remuneration Report	33

INTRODUCTION

0.1	These By-Laws are established pursuant to article 21.4 of the Company’s Articles of Association and best practice provision III.1.1 of the Dutch Corporate Governance Code.[1]

0.2	These By-Laws are complementary to the provisions regarding the Supervisory Board and the Supervisory Board members as contained in applicable legislation and regulations, the Articles of Association and the rules pertaining to the relationship between the Management Board and the Supervisory Board as contained in the By-Laws of the Management Board (which have been approved by the Supervisory Board).

0.3	These By-Laws are posted on the Company’s website.[2]

0.4	The meaning of certain capitalised or uncapitalised terms used in these By-Laws is set forth in the List of Definitions attached as Annex 1.

CHAPTER I

COMPOSITION OF THE SUPERVISORY BOARD; POSITIONS; COMMITTEES

1.	Supervisory Board Profile, Size, Expertise and Independence

1.1

The Supervisory Board shall prepare a profile of its size and composition, taking account of the nature of the business of the Company and its subsidiaries and the desired expertise and background of the Supervisory Board members (the Supervisory Board Profile). The Supervisory Board Profile will set out the aspects of diversity in the composition of the Supervisory Board that are relevant to the Company as well as the current aim applied by the Supervisory Board in respect of diversity. To the extent that the existing situation deviates from the situation pursued, the Supervisory Board will account for this in the Supervisory Board report and must indicate how and within what term it expects to realise its aim. The current Supervisory Board Profile is attached as Annex 2. The Supervisory Board Profile is made available on written demand to the Company (for the attention of the Company Secretary) and is posted on the Company’s website.[3]

1.2	The number of Supervisory Board members is determined by the Supervisory Board to be eight (8) as long as the Supervisory Board has not determined otherwise. The Supervisory Board may make nominations for all seats on the Supervisory Board, with due observance of the pre-nomination rights set out in section 1.4 of these By-Laws. If one or more seats on the Supervisory Board are vacant, the Supervisory Board remains authorised to act. If a seat on the Supervisory Board is vacant, the Supervisory Board will take action to nominate one or more candidates within a reasonable period of time.

1.3

Until the end of the annual general meeting of shareholders of the Company held in 2013, a maximum of four (4), until the end of the annual general meeting of shareholders of the Company held in 2014, a maximum of three (3) and until the end of the annual general meeting of shareholders of the Company held in 2016, a maximum of two (2) Supervisory Board members, may, in deviation from section 1.5(f) of these By-Laws be affiliated with a legal entity (or a group company thereof) holding at least fifteen percent of the shares in the Company’s capital. Said maximum includes any Supervisory Board member which is appointed with due observance of the pre-nomination rights set out in section 1.4 of these By-Laws.[4]

[1]	Dutch Corporate Governance Code, best practice provision III.1.1.
[2]	Dutch Corporate Governance Code, best practice provision III.1.1.
[3]	Dutch Corporate Governance Code, best practice provision III.3.1.
[4]	This constitutes a deviation from Dutch Corporate Governance Code, best practice provision III.2.2.

1.4	Pre-nomination rights with respect to two seats on the Supervisory Board are held as follows:

•	TA AVG Luxembourg S.à r.l. (TA): one seat

•	PEF V Information Technology II S.a.r.l (PEF V): one seat.

Each party holding pre-nomination rights (each a Pre-Nominating Party) may pre-nominate one or more candidates for one seat on the Supervisory Board. The Supervisory Board must nominate such person or persons in accordance with Article 20.3 of the Articles of Association, unless the Supervisory Board deems that such person does not meet the qualities as set out in clause 1.3 of the Supervisory Board Profile, attached as Annex 2. If a person pre-nominated by a Pre-Nominating Party is not nominated by the Supervisory Board, the Pre-Nominating Party that nominated such person may pre-nominate another person.

A person pre-nominated by a Pre-Nominating Party must meet all independence criteria set forth in section III.2 of the Dutch Corporate Governance Code; except however that such person may, in deviation of subsection (f) thereof, be affiliated with the Pre-Nominating Party concerned or a group company (groepsmaatschappij) thereof.

The rights of each of TA and PEF V as a Pre-Nominating Party shall lapse at the earlier of (i) the end of the annual general meeting of shareholders of the Company held in 2016; (ii) the relevant Pre-Nominating Party and its Affiliates (as defined below) taken together ceasing to hold at least fifteen percent (15%) of the Company’s issued capital; and (iii) any person that is not an Affiliate (as defined below) of TA (if it concerns TA) or PEV V (if it concerns PEF V) acquiring control (as defined below) over the relevant Pre-Nominating Party. Furthermore, the rights of each of TA and PEF V as a Pre-Nominating Party are strictly personal and cannot pass or be transferred to any other person and do not revive if the shareholding of the relevant Pre-Nominating Party first drops below said fifteen percent (15%) threshold and later on passes such threshold upwards again.

For the purpose of this section 1.4, control over an entity means:

•	that a person, including any other persons with whom such person acts in concert, whether directly or indirectly, holds the majority of the shares in the capital of the relevant entity; or

•

that a person, including any other persons with whom such person acts in concert, whether directly or indirectly, and whether by the ownership of share capital, the possession of voting rights, contract or otherwise, has the power to appoint and/or remove the majority of the members of the board of management, supervisory board or other governing body of the relevant entity, or otherwise has the power to control the management and policies of that entity, and the terms controlling and controlled will be construed accordingly.

For the purpose of this section 1.4, Affiliate of a person means any entity controlling, controlled by or under common control with such person.

A Supervisory Board member appointed that was pre-nominated by TA or PEF V will step down immediately upon the lapse of the pre-nomination rights of the relevant Pre-Nominating Party. However, in that case the relevant person could be reappointed on the nomination of the Supervisory Board.

1.5	The Supervisory Board shall endeavour to ensure, within the limits of its powers, that it is at all times composed so that:

(a)	its members are able to act critically and independently of one another, the Management Board and any particular interest;[5]

(b)	each Supervisory Board member is capable of assessing the broad outline of the overall policy;[6]

(c)	each Supervisory Board member has the specific expertise required to perform his duties within the framework of his role within the Supervisory Board Profile;[7]

(d)

the Supervisory Board as a whole matches the Supervisory Board Profile and that the composition of the Supervisory Board is such that it is able to carry out its duties properly. The Supervisory Board will strive for a mixed composition including in respect of sex and age;[8]

(e)

at least one Supervisory Board member is a financial expert, in the sense that he has relevant knowledge and expertise of financial administration and accounting for listed companies or other large companies;[9]

(f)	subject to the provision in sections 1.2, 1.3 and 1.4, all Supervisory Board members, with the exception of not more than one, are independent within the meaning of section 1.6 of these By-Laws;[10] and

(g)	all Supervisory Board members observe the restrictions regarding the nature and number of their other positions as set forth in section 21.1 of these By-Laws.

1.6	A Supervisory Board member is deemed independent if the following criteria of dependence do not apply to him. These criteria are that the Supervisory Board member concerned, his spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree:

(a)	has been an employee or member of the Management Board or of the management board of an affiliated company in the five years prior to his appointment as Supervisory Board member;

(b)	receives any direct or indirect financial compensation from the Company, or an affiliated company thereof, other than the compensation received for the work performed as a Supervisory Board member and insofar as this is not in keeping with the ordinary business operations;

(c)	has had an important business relationship with the Company or an affiliated company in the year prior to the appointment;

(d)

(i) is a current partner or employee of a firm that is the Company’s internal or external auditor, (ii) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit or (iii) was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;[11]

(e)	is a person or entity directly or indirectly controlling, controlled by, or under common control with, the Company;

[5]	Dutch Corporate Governance Code, best practice provision III.2.
[6]	Dutch Corporate Governance Code, best practice provision III.3.
[7]	Dutch Corporate Governance Code, best practice provision III.3.
[8]	Dutch Corporate Governance Code, best practice provision III.3.
[9]	Dutch Corporate Governance Code, best practice provision III.3.2.
[10]	Dutch Corporate Governance Code, best practice provision III.2.1.
[11]	NYSE §303A.02(b)(iii).

(f)

is, or has been within the last three years, employed as an officer of another company where any of the Company’s present officers at the same time serves or served on that company’s remuneration committee;[12]

(g)	is a member of the management board or senior management of a company in which a member of the Management Board is a supervisory board member (of a company with a two-tier board) or a board member (of a company with a one-tier board);

(h)	holds at least ten per cent of the shares in the Company’s capital (including shares held by natural or legal persons that cooperate with the individual concerned under an express, tacit, oral or written agreement);

(i)	is a member of the management board or supervisory board, or a representative in some other way, of a legal entity (or a group company thereof) which holds at least ten per cent of the shares in the Company’s capital, unless such entity is a member of the same group as the Company; or

(j)	has temporarily managed the Company during the previous twelve months due to vacant seats on the Management Board, or because Management Board members were unable to perform their duties.[13]

2.	(Re)Appointment; Term of Office; Resignation

2.1	For each vacant seat on the Supervisory Board, the Supervisory Board will nominate one or more candidates for appointment.

2.2

A nomination or recommendation to the General Meeting of Shareholders to appoint a Supervisory Board member must state the candidate’s age, his profession, the amount of the shares he holds in the Company’s capital and the positions he holds or has held, insofar as these are relevant for the performance of the duties of a Supervisory Board member. Furthermore, the legal entities of whose supervisory boards he is also a member of must be listed; if those include legal entities which belong to the same group, reference to that group is sufficient. The nomination or recommendation for appointment or reappointment shall state the reasons on which it is based.[14]

2.3

Any nomination or recommendation by the Supervisory Board for appointment or reappointment of a Supervisory Board member must be in accordance with section 1 of these By-Laws, including the Supervisory Board Profile. On reappointment, account must be taken of the candidate’s past performance as a Supervisory Board member. A Supervisory Board member is reappointed only after careful consideration.[15]

2.4

The Supervisory Board will promote that no person is appointed to the Supervisory Board for more than three four-year terms beginning at the closing of the first initial public offering of the shares in the capital of the Company.[16]

2.5

Supervisory Board members shall retire periodically in accordance with a rotation plan to be drawn up by the Supervisory Board in order to avoid, as far as possible, a situation in which too many Supervisory Board members retire at the same time.[17] The Supervisory Board may at any time amend the rotation plan. Amendments to the rotation plan, however, do not permit a sitting member of the Supervisory Board to remain in office for a longer period than appointed for, or allow that he

[12]	NYSE §303A.02(b)(iv).
[13]	Dutch Corporate Governance Code, best practice provision III 2.2.
[14]	Section 2:142 Dutch Civil Code.
[15]	Dutch Corporate Governance Code, Principle III.3; Section 2:142 Dutch Civil Code
[16]	Dutch Corporate Governance Code, best practice provision III.3.5.
[17]	Dutch Corporate Governance Code, best practice provision III.3.6 be asked to retire before his term has expired. The rotation plan is available on written demand to the Company (for the attention of the Company Secretary) and is posted on the Company’s website.[1][8]

2.6

A Supervisory Board member shall retire early in the event of unacceptable performance, structural incompatibility of interests and in any other instances where deemed necessary by the Supervisory Board.[19]

2.7

A Supervisory Board member who is temporarily charged with the management of the Company when seats on the Management Board are vacant or Management Board members are unable to fulfil their duties, shall resign from the Supervisory Board.[20]

3.	Chairman and Vice-Chairman

3.1	The Supervisory Board will elect a Chairman and can elect a Vice-Chairman from among its independent members. The Chairman may not be a former member of the Management Board.[21]

3.2

If elected, the Vice-Chairman replaces, and assumes the powers and duties of, the Chairman in the latter’s absence. The Vice-Chairman acts as a contact for the individual members of the Supervisory Board and the Management Board on the performance of the Chairman.[22]

3.3

The Chairman is primarily responsible for the functioning of the Supervisory Board and its Committees. He shall act as the spokesman of the Supervisory Board and is the main contact for the CEO and the Management Board as a whole. The CEO and the Chairman shall meet on a regular basis. As a general rule, the Chairman presides over General Meetings of Shareholders.[23]

3.4	Without prejudice to the generality of section 3.3, it is the duty of the Chairman to ensure that:[24]

(a)	Supervisory Board members, when appointed, follow the induction programme and, as needed, additional education or training programmes;

(b)	the Supervisory Board members receive all information necessary for the proper performance of their duties in a timely manner;

(c)	there is sufficient time for consultation and decision-making by the Supervisory Board;

(d)	the Committees function properly;

(e)	the performance of the Management Board members and the Supervisory Board members is assessed at least once a year; and

(f)	the Supervisory Board has proper contact with the Management Board.

3.5	In addition, the Chairman is primarily responsible for:

(a)	ensuring the proper fulfilment by the Supervisory Board of its duties;

(b)	determining the agenda of Supervisory Board meetings and chairing such meetings;

(c)	consulting with external advisers appointed by the Supervisory Board;

[18]	Dutch Corporate Governance Code, best practice provision.III.3.6.
[19]	Dutch Corporate Governance Code, best practice provision III.1.4.
[20]	Dutch Corporate Governance Code, best practice provision III.6.7.
[21]	Dutch Corporate Governance Code, best practice provision III.4.2.
[22]	Dutch Corporate Governance Code, best practice provision III.4.4.
[23]	Dutch Corporate Governance Code, best practice provision III.4.
[24]	Dutch Corporate Governance Code, best practice provision III.4.1. For the election of a Vice-Chairman see section 3.1 of these By-Laws.

(d)	addressing problems related to the performance of individual Supervisory Board members; and

(e)	addressing internal disputes and conflicts of interest concerning individual Supervisory Board members and the possible resignation of such members as a result.

4.	Company Secretary[25]

4.1	The Supervisory Board is supported by the Company Secretary, who is appointed in accordance with the provisions of section 4 of the By-Laws of the Management Board.

4.2	All Supervisory Board members have access to the advice and services of the Company Secretary.

4.3	The Company Secretary sees to it that correct Supervisory Board procedures are followed and that the obligations of the Supervisory Board under the law, as well as the Articles of Association are complied with. The Company Secretary shall support the Chairman in the organisation of the affairs of the Supervisory Board (information, agenda, reporting of meetings, evaluation, training programme, etc.). The Company Secretary is as such also the secretary of the Supervisory Board.

4.4	The Company Secretary may delegate his duties under these By-Laws, or parts thereof, to a deputy appointed by him in consultation with the Chairman.

4.5	The Company Secretary also performs activities for the Management Board, as provided for in the By-Laws of the Management Board.

5.	Committees

5.1

The Supervisory Board may appoint standing and/or ad hoc Committees from among its members, which are charged with tasks specified by the Supervisory Board. The composition of any Committee is determined by the Supervisory Board. The Supervisory Board shall, in any event, establish an Audit Committee, a Remuneration Committee and a Nominations and Governance Committee and ensure that each Committee shall be delegated with at least such power as is required under applicable law and regulation.[26]

5.2	The Supervisory Board remains collectively responsible for decisions prepared by Committees from among its members. A Committee may only exercise such powers as are explicitly attributed or delegated to it and may never exercise powers beyond those exercisable by the Supervisory Board as a whole.

5.3

Each Committee must inform the Supervisory Board in a clear and timely way of the manner in which it has used the authority delegated to it and of any major development in the area of its responsibilities. All Supervisory Board members have unrestricted access to all Committee meetings and records. The Supervisory Board shall, within the term specified in the Terms of Reference of the Committee concerned, receive a report from each Committee of its deliberations and findings.[27]

5.4	The Supervisory Board shall establish Terms of Reference for each Committee and may amend these at any time. The Terms of Reference shall indicate the role and responsibility of the Committee concerned, its composition and the manner in which it performs its duties. The members of each Committee shall be independent within the meaning of clause 1.6 of these By-Laws and the requirements of the New York Stock Exchange. Notwithstanding the foregoing, prior to one year after the registration statement for the Company’s initial public offering becomes effective, a

[25]	Dutch Corporate Governance Code, best practice provision III.4.3.
[26]	Dutch Corporate Governance Code, best practice provision III.5.
[27]	Dutch Corporate Governance Code, best practice provision III.5.3.

Committee may consist of members who are not independent within the meaning of clause 1.6 of these By-Laws in accordance with the transition rules of the NYSE.[28] The chairperson of a Committee must always be fully independent. The Terms of Reference of a Committee may contain more detailed rules on the composition of the Committee concerned.

5.5	The Terms of Reference and the composition of the Committees are posted on the Company’s website.[29]

5.6	The Supervisory Board as a rule has no “delegated Supervisory Board member” (gedelegeerd commissaris). Under special circumstances, however, the Supervisory Board may resolve to appoint a “delegated Supervisory Board member”, in which case best practice provision III.6.6 of the Dutch Corporate Governance Code shall apply in full.

CHAPTER II

DUTIES AND POWERS

6.	General Duties and Powers; Relation with the Management Board

6.1

The Supervisory Board is charged with the supervision of the Management Board, the general course of affairs of the Company and the business connected with it. The Supervisory Board assists the Management Board with advice.[30] The responsibility for the proper performance of its duties is vested collectively in the Supervisory Board.

6.2

In performing its duties the Supervisory Board shall act in accordance with the interests of the Company and the business connected with it, taking into consideration the interests of the Company’s stakeholders. The Supervisory Board shall also have due regard for corporate social responsibility issues that are relevant to the Company.[31] Supervisory Board members shall perform their duties without mandate and independent of any interest in the business of the Company. They should not support one interest without regard to the other interests involved.

6.3	The Supervisory Board is responsible for the quality of its own performance.[32]

6.4	The Supervisory Board members shall externally express concurring views with respect to important affairs, matters of principle and matters of general interest, without jeopardising the responsibilities of individual Supervisory Board members.

6.5	The Management Board shall of its own accord and in a timely manner provide the Supervisory Board and its members and Committees with the information needed to function and to discharge their duties properly. The information will as much as possible be provided in writing.

6.6	If a takeover bid for shares in the Company is being prepared, the Management Board shall ensure that the Supervisory Board is involved timely and closely in the acquisition process.[33]

6.7

If a takeover bid has been announced or made and the Management Board receives a request from a competing bidder for information regarding the Company, the Management Board shall discuss such request without delay with the Supervisory Board. [34]

[28]	NYSE §303A.07(a).
[29]	Dutch Corporate Governance Code, best practice provision III.5.1.
[30]	Section 2:140 Dutch Civil Code; Dutch Corporate Governance Code, best practice provision III.1.
[31]	Section 2:140 Dutch Civil Code; Dutch Corporate Governance Code, best practice provision III.1.
[32]	Dutch Corporate Governance Code, best practice provision III.1.
[33]	Dutch Corporate Governance Code, best practice provisions II.1.10.
[34]	Dutch Corporate Governance Code, best practice provisions II.1.11

6.8

The Supervisory Board and its individual members each has responsibility for obtaining all information from the Management Board and the External Auditor needed to enable them to carry out their duties properly as a supervisory body. If deemed necessary by the Supervisory Board, it may obtain information from officers and external advisers of the Company. The Company must provide the necessary means for this purpose. The Supervisory Board may require that certain officers and external advisers attend its meetings.[35]

6.9	Each member of the Supervisory Board has access to the books, records and offices of the Company insofar as required or as is useful for the proper performance of his duties. The Supervisory Board member shall exercise this right in consultation with the Chairman and the Company Secretary, save where the applicable Terms of Reference of a Committee dictate otherwise.

6.10	The Supervisory Board may in exercising its duties seek the assistance or advice of one or more experts at a fee agreed upon with the Supervisory Board, which is to be paid by the Company.

7.	Duties regarding the Activities of the Management Board Members

7.1

The supervision of the Management Board by the Supervisory Board shall include: (i) achievement of the Company’s objectives; (ii) the strategy and risks inherent in the Company’s business activities; (iii) the structure and operation of the internal risk management and control systems; (iv) the financial reporting process; (v) compliance with legislation and regulations; (vi) the relationship with the shareholders of the Company and (vii) the corporate social responsibility issues that are relevant to the Company.[36]

7.2	The Supervisory Board shall supervise the financial reporting in accordance with section 10 of these By-Laws.

7.3

The Supervisory Board shall discuss the corporate strategy and the main risks of the business, the result of the assessment by the Management Board of the structure and operation of the internal risk management and control systems, as well as any significant changes thereto at least once a year.[37]

7.4	The resolutions of the Management Board listed in Annex 3 are subject to the approval of the Supervisory Board.

7.5	The Management Board shall provide the Supervisory Board with the following reports in a timely manner:

(a)	when appropriate, a report with detailed information on, among other things, mergers and acquisitions, material investments, major organisational issues, regulatory developments and other relevant issues; and

(b)	each quarter, a report with detailed information on the financial situation and development of the Company and its subsidiaries,

which will be drafted in the format agreed upon from time to time between the Management Board and the Supervisory Board.

7.6	The Management Board shall provide the Supervisory Board in good time with all information required for the exercise of the duties of the Supervisory Board and, to facilitate the discussions to be held pursuant to section 7.3 of these By-Laws, inform the Supervisory Board at least once yearly in

[35]	Dutch Corporate Governance Code, best practice provision III.1.9.
[36]	Dutch Corporate Governance Code, best practice provision III.1.6.
[37]	Dutch Corporate Governance Code, best practice provision III.1.8; see also Section 2:141 Dutch Civil Code.

writing of the strategic policy, the general and financial risks and the management and control system of the Company. Every month, as well as whenever matters relevant to the fulfilment of the Supervisory Board’s duties arise, the Management Board shall provide the Supervisory Board in good time with reports on the financial situation of the Company and its subsidiaries. Every quarter, as well as whenever matters relevant to the fulfilment of the Supervisory Board’s duties arise, the Management Board shall provide the Supervisory Board in good time with reports containing detailed information on the financial situation of and developments at the Company and its subsidiaries, mergers and takeovers, substantial investments, important organisational affairs, relevant regulatory developments and any other matters of importance insofar as said subjects are relevant to the proper fulfilment of the Supervisory Board’s duties. The Management Board and the Supervisory Board can make further arrangements from time to time about the form and manner in which the Management Board shall report on these issues.

8.	Duties regarding the Members and the Performance of the Supervisory Board and Management Board

8.1	The duties of the Supervisory Board regarding the members of the Management Board specifically include:

(a)

the selection and nomination of members of the Management Board,[38] the submission of proposals for the remuneration policy for members of the Management Board to the General Meeting of Shareholders, the determination of the remuneration (in accordance with said remuneration policy) and the contractual employment conditions of Management Board members;[39]

(b)

the determination of the number of Management Board members, the designation of the CEO, the approval (or proposal, where useful) of changes to the division of tasks within the Management Board or of the By-Laws of the Management Board[40] and the assessment of the functioning of the Management Board and its individual members;

(c)	the approval of additional positions of the Management Board to the extent required under the By-Laws of the Management Board;[41] and

(d)	the addressing of conflict of interest issues between the Company and members of the Management Board.[42]

8.2	The duties of the Supervisory Board in relation to the members of the Supervisory Board specifically include:

(a)	the selection and nomination of prospective members of the Supervisory Board (the appointment is made by the General Meeting of Shareholders) and proposals to the General Meeting of Shareholders for the remuneration of members of the Supervisory Board;

(b)	the determination of the number of Supervisory Board members, the appointment of a Chairman and Vice-Chairman, the establishment of Committees and the definition of their roles, the evaluation of the functioning of the Supervisory Board, its Committees and the individual members of the Supervisory Board (including an evaluation of the Supervisory Board Profile and the induction, education and training programme);

[38]	See also section 1.1 of the By-Laws Supervisory Board and the terms of reference selection and appointment committee.
[39]	See also section 12 of these By-Laws, the terms of reference of the remuneration committee and section 16 of the Management Board By-Laws.
[40]	See also section 1 of the Management Board By-Laws.
[41]	See also section 17 of the Management Board By-Laws.
[42]	See also section 15 of the Management Board By-Laws; Dutch Corporate Governance Code, best practice provision III.6.5.

(c)	the approval of other positions held by Supervisory Board members to the extent required under section 21 of these By-Laws; and

(d)	the addressing of conflict of interest issues between the Company and members of the Supervisory Board.[43]

8.3

At least once a year the Supervisory Board shall, without the Management Board being present, discuss its own functioning, and that of its individual members, and the conclusions that may be drawn on the basis thereof. The desired profile, composition and competence of the Supervisory Board shall also be discussed. At least once a year the Supervisory Board shall also, without the Management Board being present, discuss the functioning of the Management Board as a body and the functioning of its individual members, and the conclusions that may be drawn on the basis thereof.[44]

9.	Certain other Duties of the Supervisory Board

9.1	The other duties of the Supervisory Board include:

(a)	duties regarding the External Auditor as described in section 11 of these By-Laws and the Terms of Reference of the Audit Committee;

(b)	the handling of complaints about alleged irregularities regarding the functioning of members of the Management Board;[45]

(c)	the taking of measures for the temporary management of the Company if a member of the Management Board is absent or prevented from performing his duties; and

(d)	other duties the Supervisory Board is charged with under legislation, the Articles of Association, these By-Laws, the Terms of Reference of a Committee or the By-Laws of the Management Board.

9.2

The Supervisory Board shall draw up a report to be included in the annual statement of the Company describing its activities in the financial year concerned and containing the specific statements and information listed in Annex 4.[46]

9.3

The Supervisory Board and the Management Board are jointly responsible for the corporate governance structure of the Company, compliance with the Dutch Corporate Governance Code and any other applicable legislation and regulations.[47]

10.	Supervision of Financial Reporting

10.1

The Supervisory Board supervises compliance with internal procedures established by the Management Board for the preparation and publication of the Annual Report, the Annual Accounts, the quarterly and half-yearly figures and ad hoc financial information as described in Annex 2 of the Terms and Reference of the Audit Committee.[48] The Supervisory Board also supervises the establishment and maintenance of internal control mechanisms for external financial reporting as described in section 7.1 of the By-Laws of the Management Board.[49]

[43]	See also section 23 of these By-Laws.
[44]	Dutch Corporate Governance Code, best practice provision III.1.7.
[45]	See also section 5.7 Management Board By-Laws; Dutch Corporate Governance Code, best practice provision II.1.7.
[46]	Dutch Corporate Governance Code, best practice provision III.1.2.
[47]	Dutch Corporate Governance Code, Principe I.
[48]	Dutch Corporate Governance Code, best practice provision V.1.1.
[49]	Dutch Corporate Governance Code, best practice provision V.1.3.

10.2	The Audit Committee shall regularly, and in any event as soon as possible, provide the Supervisory Board with reports on the Annual Report, the Annual Accounts, and the quarterly and half-yearly figures, which will then be discussed at a meeting of the Supervisory Board. The Annual Accounts and the Annual Report for the year just ended shall be discussed in a meeting with the Supervisory Board within four months of the year end. The half-yearly and quarterly accounts of the Company for the respective period just ended shall be discussed at a meeting of the Management Board with the Supervisory Board within two months of the end of this period. These meetings are prepared by the Audit Committee.

10.3

The External Auditor shall in any event attend the part of the meeting of the Supervisory Board at which the report of the External Auditor with respect to the audit of the Annual Accounts is discussed, and at which a decision will be taken on the adoption of the Annual Accounts. The External Auditor shall receive the financial information underlying the adoption of the quarterly and/or half-yearly figures, and other interim financial reports, and shall be given the opportunity to respond to all information.[50] The External Auditor shall report his findings in relation to the audit of the Annual Accounts to the Management Board and the Supervisory Board simultaneously.[51]

10.4

The line of contact between the Supervisory Board and the External Auditor is in principle through the chairman of the Audit Committee. The Audit Committee is the first contact for the External Auditor if any irregularities in the contents of the financial reports are discovered.[52]

10.5	The Supervisory Board sees to it that the recommendations made by the External Auditor are considered carefully by the Management Board and the Supervisory Board and, to the extent accepted, that they are carried out by the Management Board. This supervision may be delegated to the Audit Committee.

11.	Duties regarding Nomination and Assessment of External Auditor

11.1	The External Auditor shall be appointed by the General Meeting of Shareholders for a period of not more than four years per term. The Audit Committee shall have the sole authority to recommend the appointment or replacement of the External Auditor, which recommendation may be made directly to the General Meeting of Shareholders or to the Supervisory Board for communication to the General Meeting of Shareholders. The Management Board shall advise the Audit Committee in this regard.

11.2	The remuneration of the External Auditor, and instructions to the External Auditor to provide non-audit services, is subject to approval of the Audit Committee after consultation with the Management Board as described in section 2.1 of the Terms and Reference of the Remuneration Committee.

11.3

The Management Board and the Audit Committee shall report their dealings with the External Auditor to the Supervisory Board on an annual basis, including their assessment of the External Auditor’s independence (for example, the desirability of rotating the responsible partners of the External Auditor and the desirability of the External Auditor providing both auditing and non-audit services to the Company). The Supervisory Board shall take this into account when deciding its nomination to the General Meeting of Shareholders for the appointment of an External Auditor.[53]

11.4	At least once every four years the Management Board and the Audit Committee shall conduct a thorough assessment of the functioning of the External Auditor in the various entities and capacities in which the External Auditor acts. The main conclusions of this assessment are communicated to

[50]	Dutch Corporate Governance Code, best practice provision V.4.1.
[51]	Dutch Corporate Governance Code, best practice provision V.4.
[52]	Dutch Corporate Governance Code, best practice provision III.5.5.
[53]	Dutch Corporate Governance Code, best practice provision V.2.2.

the General Meeting of Shareholders for the purpose of assessing the nomination for the appointment of the External Auditor.[54]

11.5

Conflicts of interest and potential conflicts of interest between the External Auditor and the Company shall be resolved in accordance with the policy laid down in Annex 5 or, to the extent not dealt with in Annex 5, in the manner determined by the Supervisory Board at the recommendation of the Audit Committee. Management Board members and Supervisory Board members must inform the chairman of the Audit Committee of issues that may compromise the required independence of the External Auditor or that may give rise to a conflict of interest or a potential conflict of interest between the External Auditor and the Company, when brought to their attention.[55]

11.6	When appointed, the External Auditor is requested to state explicitly to the Company that he has been informed of: (i) the Company’s policy as laid down in section 11.5 and Annex 5; and (ii) other matters provided for in the Management Board By-Laws, these By-Laws and the Terms of Reference of the Audit Committee, that he agrees with and will co-operate fully with their implementation.

12.	Remuneration of Management Board Members

12.1

The Supervisory Board shall be responsible for the remuneration structure of the Management Board. This remuneration structure, including severance payment, shall be simple and transparent. It shall promote the interests of the Company in the mid to long term.[56]

12.2

The Supervisory Board will propose to the General Meeting of Shareholders for adoption, a remuneration policy. Before drawing up the remuneration policy and prior to determining the remuneration of individual members of the Management Board, the Supervisory Board shall analyse the possible results of the variable remuneration components and how they may affect the remuneration of the members of the Management Board. The Supervisory Board shall determine the level and structure of the remuneration of the members of the Management Board by reference to the scenario analyses carried out and with due regard for the pay differentials within the organisation. In determining the level and structure of the remuneration of the members of the Management Board, the Supervisory Board shall take into account, among other things, the trend in results, the share price performance and non-financial indicators that are relevant for the long term objectives of the Company, with due regard to the risks that variable remuneration implies for the organisation.[57]

12.3

The Remuneration Committee shall annually on behalf of the Supervisory Board prepare a Remuneration Report, which contains an account of the manner in which the remuneration policy has been implemented in the past financial year, as well as an overview of the remuneration policy for Management Board members planned by the Supervisory Board for the next financial year and subsequent years.[58] This overview shall, in any event, contain the information as set out in Annex 6.[59] The Remuneration Report is posted on the Company’s website.[60]

12.4

The remuneration policy planned for the next financial year and subsequent years as specified in the Remuneration Report shall be submitted to the General Meeting of Shareholders for adoption.[61] Every change to the remuneration policy shall also be submitted to the General Meeting of Shareholders for approval. Schemes whereby Management Board members are remunerated in the

[54]	Dutch Corporate Governance Code, best practice provision V.2.3.
[55]	Dutch Corporate Governance Code, best practice provision III.6.5.
[56]	Dutch Corporate Governance Code, best practice provision II.2.
[57]	Dutch Corporate Governance Code, best practice provisions II.2.1 to II.2.3.
[58]	Dutch Corporate Governance Code, best practice provision II.2.9; see also section 16.4 of these By-Laws.
[59]	Dutch Corporate Governance Code, best practice provision II.2.10.
[60]	Dutch Corporate Governance Code, best practice provision II.2.13
[61]	Dutch Corporate Governance Code, best practice provision II.2 ; Section 2:135 Dutch Civil Code.

form of shares or rights to subscribe for shares, and major changes to such schemes, shall be submitted to the General Meeting of Shareholders for approval.

12.5

The Supervisory Board shall determine the remuneration of the individual Management Board members on a proposal by the Remuneration Committee, within the scope of the remuneration policy adopted by the General Meeting of Shareholders.[62]

12.6

The Supervisory Board shall have the power to adjust upwards or downwards the value of a variable remuneration component conditionally awarded in a particular financial year if in its opinion such value produces an unfair result due to extraordinary circumstances in the period in which the performance criteria determined beforehand are or should be realised.[63]

12.7

The Supervisory Board shall have the power to claim back from the Management Board members a variable remuneration component granted on the basis of incorrect (financial) information (claw back section).[64]

12.8

The main features of the contract of a Management Board member with the Company shall be published on the Company’s website at the latest at the date of the notice convening an annual general meeting of shareholders at which the appointment of the member of the Management Board concerned shall be proposed. The features disclosed are in any event the amount of fixed salary, the structure and amount of the variable remuneration component, any redundancy scheme and/or severance pay agreed, any conditions of a change of control section in the contract of the member of the Management Board concerned and any other remuneration components, pension arrangements and performance criteria to be applied.[65]

12.9

If a Management Board member or former Management Board member is paid severance pay or other special compensation during a given financial year, an account and an explanation of this remuneration or compensation must be included in the Remuneration Report.[66]

13.	Relation with the Shareholders

13.1

Where appropriate, the Supervisory Board shall provide all shareholders and other parties in the financial markets with equal and simultaneous information about matters that may influence the share price.[67] The disclosure shall be consistent with the requirements of the Company’s Disclosure Policy.

13.2	The Management Board and the Supervisory Board shall provide the General Meeting of Shareholders in time with all information that it requires for the exercise of its powers.[68]

13.3

The Management Board and the Supervisory Board shall endeavour to procure that the General Meeting of Shareholders is provided with all requested information in time, unless this would be contrary to an overriding interest of the Company. If the Management Board or the Supervisory Board invoke an overriding interest, they must give the reasons.[69]

13.4	A proposal for approval or authorisation by the General Meeting of Shareholders shall be explained in writing. The Management Board shall in this explanation state all the facts and circumstances that

[62]	Dutch Corporate Governance Code, best practice provision, II.2; Section 2:135 Dutch Civil Code.
[63]	Dutch Corporate Governance Code, best practice provision II.2.10.
[64]	Dutch Corporate Governance Code, best practice provision II.2.11.
[65]	Dutch Corporate Governance Code, best practice provision II.2.14.
[66]	Dutch Corporate Governance Code, best practice provision II.2.15.
[67]	Dutch Corporate Governance Code, best practice provision IV.3.
[68]	Dutch Corporate Governance Code, best practice provision IV.3.
[69]	Dutch Corporate Governance Code, best practice provision IV.3.5.

are relevant for the approval or authorisation to be granted. The explanation to the agenda shall be posted on the Company’s website.[70]

13.5	The Management Board and the Supervisory Board shall ensure compliance with all applicable legislation and regulations with respect to the rights of the General Meeting of Shareholders and the related rights of individual shareholders.

13.6

If one or more shareholders intend to request that an item be put on the agenda which may lead to a change of strategy of the Company, such as the removal of one or more members of the Management Board or the Supervisory Board, the Management Board shall respond to such request within a reasonable period of time (the response time). The response time shall not exceed 180 days, calculated from the date on which the Management Board was informed by one or more shareholders of the intention to put the item on the agenda until the date of the General Meeting of Shareholders at which the item is to be discussed. The Management Board shall use this response time for consultations and constructive negotiations and to explore alternatives, in any case with the shareholders concerned. The Supervisory Board shall supervise this.[71]

13.7	The members of the Supervisory Board shall be present at the General Meetings of Shareholders, unless they are unable to attend for important reasons.

13.8	The General Meetings of Shareholders are presided over by the Chairman or, in his absence, the Vice-Chairman. The Supervisory Board may designate someone else to preside over the meeting.

13.9

The Supervisory Board shall endeavour that a report of the General Meeting of Shareholders is made available to the shareholders of the Company by publication on the Company’s website no later than three months after the end of the meeting, following which the shareholders have another three months in which to respond to the report. The report shall then be adopted in the manner provided for in the Articles of Association,[72] by the chairman and the secretary of the meeting. The provisions of this section 13.9 may be disregarded if a notarial deed is drawn up of the minutes of the proceedings. After adoption, the report (or the minutes as laid down in a notarial deed of proceedings) shall be posted as soon as possible on the Company’s website, in any case before the end of the first next held General Meeting of Shareholders. Resolutions adopted by the General Meeting of Shareholders shall also be posted on the Company’s website as soon as possible after the meeting, in any event before the end of the first next held General Meeting of Shareholders.

13.10	A resolution of the General Meeting of Shareholders may be disclosed externally through a statement from the Chairman or the Company Secretary.

13.11

The Supervisory Board and the Management Board shall procure that each substantial change to the corporate governance structure of the Company, or the compliance of the Company with the Dutch Corporate Governance Code, is submitted to the General Meeting of Shareholders for discussion under a separate agenda item.[73]

13.12

The Supervisory Board shall ensure that the responsible partner (certifying auditor) of the firm of the External Auditor is present at the General Meeting of Shareholders and that he can address the meeting. The External Auditor may be questioned by the General Meeting of Shareholders in relation to his statement on the fairness of the annual accounts.[74]

[70]	Dutch Corporate Governance Code, best practice provision IV 3.8.
[71]	Dutch Corporate Governance Code, best practice provisions II.1.9 and IV.4.4.
[72]	Dutch Corporate Governance Code, best practice provision IV.3.10.
[73]	Dutch Corporate Governance Code, best practice provision I.2.
[74]	Dutch Corporate Governance Code, best practice provision V.2.1.

CHAPTER III

SUPERVISORY BOARD MEETINGS; DECISION-MAKING

14.	Frequency, Notice, Agenda and Venue of Meetings

14.1	The Supervisory Board shall meet as often as deemed necessary for the proper functioning of the Supervisory Board, but at least five times each year. Meetings shall be scheduled annually as much as possible in advance. The Supervisory Board shall also meet earlier than scheduled if this is deemed necessary by the Chairman, two other members of the Supervisory Board, or the Management Board.

14.2	Meetings of the Supervisory Board are in principle called by the Company Secretary, in consultation with the Chairman. Save in urgent cases to be determined by the Chairman, the agenda for a meeting shall be sent to all Supervisory Board members at least seven calendar days before the meeting. For each item on the agenda an explanation in writing shall be provided, where possible, and/or other related documentation will be attached. The Chairman shall in principle consult on the content of the agenda with the CEO prior to convening the meeting.

14.3	Each Supervisory Board member, the CEO, and the Management Board collectively, has the right to request that an item be placed on the agenda for a Supervisory Board meeting. Each Supervisory Board member, the CEO, and the Management Board collectively, has the right to call the Supervisory Board meeting.

14.4	Supervisory Board meetings are generally held at the offices of the Company, but may also take place elsewhere. In addition, meetings of the Supervisory Board may be held by conference call, video conference or by any other means of communication, provided all participants can communicate with each other simultaneously.

15.	Attendance of and Admittance to Meetings

15.1	The Management Board shall be requested to attend the meetings of the Supervisory Board, unless the Supervisory Board indicates that it wishes to discuss Management Board related issues.

15.2	A Supervisory Board member may be represented at Supervisory Board meetings by another Supervisory Board member holding a proxy in writing. The existence of such authorisation must be proved satisfactorily to the chairman of the meeting.

15.3	If a Supervisory Board member is frequently absent from Supervisory Board meetings he shall be called to account for this by the Chairman.[75]

15.4	The admittance to the meeting of persons other than Supervisory Board members, the Company Secretary and, if invited, members of the Management Board shall be decided by majority vote of the Supervisory Board members present at the meeting.

16.	Chairman of the Meeting; Reports

16.1	Supervisory Board meetings are presided over by the Chairman or, in his absence, the Vice-Chairman. If both are absent, one of the other Supervisory Board members, designated by a majority of votes cast by the Supervisory Board members present at the meeting, shall preside.

[75]	Dutch Corporate Governance Code, best practice provision III.1.5.

16.2	The Company Secretary or any other person designated for such purpose by the chairman of the meeting must draw up a report on the proceedings at the meeting. The report will be put forward for adoption by the Supervisory Board at the same meeting or the next meeting.

17.	Decision-making within the Supervisory Board

17.1	The Supervisory Board members shall endeavour to achieve that resolutions are, as much as possible, adopted unanimously.

17.2	Each Supervisory Board member has the right to cast one vote.

17.3	Where unanimity cannot be reached and the law, the Articles of Association or these By-Laws do not prescribe a larger majority, all resolutions of the Supervisory Board are adopted by an absolute majority of the votes cast. In the event of a tie, the Chairman has the deciding vote.

17.4	In general, resolutions of the Supervisory Board are adopted at a Supervisory Board meeting.

17.5	Supervisory Board resolutions may also be adopted in writing, provided the proposal concerned is submitted to all Supervisory Board members then in office and none of them objects to this form of adoption. Adoption of resolutions in writing shall be effected by statements in writing from all the Supervisory Board members. A statement from a Supervisory Board member who wishes to abstain from voting on a particular resolution which is adopted in writing must reflect the fact that he does not object to this form of adoption.

17.6	The Supervisory Board may deviate from the provisions of sections 17.3 (last sentence), 17.4 and 17.5 if this is deemed necessary by the Chairman, considering the urgent nature and other circumstances of the case, provided that all Supervisory Board members are allowed the opportunity to participate in the decision-making process. The Chairman and the Company Secretary shall then prepare a report on a resolution so adopted, which shall be added to the documents for the next meeting of the Supervisory Board.

17.7	A resolution adopted by the Supervisory Board may be evidenced outside the Company through a statement from the Chairman and/or the Company Secretary.

CHAPTER IV

OTHER PROVISIONS

18.	Conflicts of Interests of Supervisory Board Members

18.1	A Supervisory Board member shall immediately report any conflict of interest or potential conflict of interest that is of material significance to the Company and/or to him to the Chairman and shall provide all relevant information, including information concerning his spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. If the Chairman has a conflict of interest or potential conflict of interest that is of material significance to the Company and/or to him, he shall report this immediately to the Vice-Chairman, if one has been appointed, or to another independent Supervisory Board member if not, and shall provide all relevant information, including information concerning his spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree.

18.2

The Supervisory Board shall decide whether there is a conflict of interest. The Supervisory Board member concerned shall not take part in the assessment by the Supervisory Board of whether a conflict of interest exists.[76]

18.3

A conflict of interest exists, in any event, if the Company intends to enter into a transaction with a legal entity: (i) in which a Supervisory Board member personally has a material financial interest; (ii) which has a management board member who has a relationship under family law with a Supervisory Board member;[77] or (iii) in which a Supervisory Board member has a managerial or supervisory position.[78]

18.4	A Supervisory Board member shall not take part in any discussion or decision-making that involves a subject or transaction in relation to which he has a conflict of interest with the Company.[79]

18.5

All transactions in which there are conflicts of interest with Supervisory Board members shall be agreed on terms that are customary for arm’s-length transactions in the branch of business in which the Company and its subsidiaries operate. Decisions to enter into transactions in which there are conflicts of interest with Supervisory Board members that are of material significance to the Company and/or to the relevant Supervisory Board members require the approval of the Supervisory Board.[80]

19.	Remuneration of Supervisory Board Members

19.1	The remuneration of the Supervisory Board members is determined by the General Meeting of Shareholders. The Supervisory Board shall from time to time submit proposals on its remuneration to the General Meeting of Shareholders. If a Supervisory Board member is required to charge VAT on his fees, this will be paid by the Company.

19.2	A Supervisory Board member may be granted shares and/or rights to shares in the Company’s capital by way of remuneration.[81]

19.3	Apart from their remuneration, Supervisory Board members shall be reimbursed for all reasonable costs incurred in connection with their attendance of meetings, the reasonableness of such costs being assessed by the Chairman (costs incurred by the Chairman are assessed by the Vice-Chairman). Any other expenses are only reimbursed, in whole or in part, if incurred with the consent of the Chairman or the Company Secretary on his behalf (or if it concerns the Chairman, the Vice-Chairman or the Company Secretary on his behalf).

19.4	The Company and its subsidiaries do not grant personal loans, guarantees or the like to Supervisory Board members. Loans are not remitted.[82]

20.	Induction Programme, Ongoing Training and Education[83]

20.1	Upon appointment, a Supervisory Board member shall follow an induction programme that covers general financial, social and legal affairs, financial reporting by the Company, any specific aspects unique to the Company and its business activities, and the responsibilities of a Supervisory Board member.

[76]	Dutch Corporate Governance Code, best practice provision III.6.1.
[77]	A relationship under family law exists between a child, its parents and their blood relatives (Section 1:197 of the Dutch Civil Code).
[78]	Dutch Corporate Governance Code, best practice provision III.6.1 (continued).
[79]	Dutch Corporate Governance Code, best practice provision III.6.2.
[80]	Dutch Corporate Governance Code, best practice provision III.6.3.
[81]	This constitutes a deviation from Dutch Corporate Governance Code, best practice provision III.7.1.
[82]	Dutch Corporate Governance Code, best practice provision III.7.4 and also prohibited by Exchange Act Section 13(k).
[83]	Dutch Corporate Governance Code, best practice provision III.3.3.

20.2	The Supervisory Board shall conduct an annual review to identify any aspects with regard to which the Supervisory Board members require further training or education during their term of office.

20.3	The induction course, training and education shall be facilitated and paid for by the Company.

21.	Other Positions

21.1

Supervisory Board members shall limit the number and nature of their other positions so as to ensure due performance of their duties as members of the Supervisory Board. They will hold no more than five memberships of supervisory boards in Dutch listed companies, with a chairmanship counted twice.[84]

21.2	Supervisory Board members must inform the Chairman and the Company Secretary of their other positions which may be of importance to the Company or the performance of their duties before accepting such positions. If the Chairman determines that there is a risk of a conflict of interest, the matter shall be discussed by the Supervisory Board in accordance with section 18 of these By-Laws. The Company Secretary shall keep a list of the outside positions concerned of each Supervisory Board member.

22.	Holding and Trading Securities

22.1	Any shareholding in the Company by Supervisory Board members is for the purpose of long-term investment.[85]

22.2	Supervisory Board members are bound to the Regulations on Insider Trading of the Company regarding securities of the Company and other securities referred to in those regulations. The Regulations on Insider Trading are posted on the Company’s website.

22.3

Supervisory Board members must ensure at all times that the ownership of and transactions in securities other than those issued by the Company do not jeopardize the best interest of the Company and will not create any (structured) conflict for them with the interest of the Company. Also, they will be obliged to provide full disclosure to the Company of such ownership and transactions if the Supervisory Board so determines.[86]

23.	Confidentiality

No Supervisory Board member shall, during his membership of the Supervisory Board or afterwards, disclose in any way whatsoever to anyone whomsoever any information of a confidential nature regarding the business of the Company and/or any companies in which it holds a stake, that came to his knowledge in the capacity of his work for the Company and which he knows or should know to be of a confidential nature, unless required by law. A Supervisory Board member is allowed to disclose the above information to Management Board members and Supervisory Board members, to staff members of the Company and companies in which the Company holds a stake and to outside advisors (such as lawyers, bankers, auditors, etc.), provided that they are submitted to the same rules of confidentiality, who, in view of their activities for the Company and companies in which the Company holds a stake, should be informed of the information concerned. A Supervisory Board member shall not in any way whatsoever utilise the information referred to above for his personal benefit.

[84]	Dutch Corporate Governance Code, best practice provision III.3.4.
[85]	Dutch Corporate Governance Code, best practice provision III.7.2.
[86]	Dutch Corporate Governance Code, best practice provisions III.6.5.

24.	Miscellaneous

24.1	Acceptance by Supervisory Board members. Anyone who is appointed as a Supervisory Board member must, upon assuming office, declare in writing to the Company that he accepts and agrees to the contents of these By-Laws and undertake towards the Company that he will comply with the provisions of these By-Laws.

24.2	Occasional non-compliance. Subject to applicable law and regulation, the Supervisory Board may occasionally decide at its sole discretion not to comply with these By-Laws.

24.3	Amendment. These By-Laws may be amended by the Supervisory Board at its sole discretion without prior notification, with the exception of this section 24.3 and section 1.4 of these By-Laws, which until the lapse of the pre-nomination rights of TA contained therein, may only be amended with prior written approval of TA and until the lapse of the pre-nomination rights of PEF V contained therein may only be amended with prior written approval of PEF V.

24.4	Prior to amendment of these By-Laws the Management Board must be consulted.

24.5	Interpretation. In case of uncertainty or difference of opinion on how a provision of these By-Laws should be interpreted, the opinion of the Chairman shall be decisive.

24.6	Governing law and jurisdiction. These By-Laws are governed by the laws of the Netherlands. The courts of the Netherlands have exclusive jurisdiction to settle any dispute arising from or in connection with these By-Laws (including any dispute regarding the existence, validity or termination of these rules).

24.7	Complementarity to law, regulations and Articles of Association. These By-Laws are complementary to the provisions governing the Management Board as contained in Dutch law, other applicable Dutch or EU regulations and regulations applicable pursuant to a listing of shares on any stock exchange and the Articles of Association. Where these By-Laws are inconsistent with Dutch law, other applicable regulations or the Articles of Association, the latter shall prevail. Where these By-Laws are consistent with the Articles of Association but inconsistent with Dutch law or other applicable regulations, the latter shall prevail.

24.8	Partial invalidity. If one or more provisions of these By-Laws are or become invalid, this shall not affect the validity of the remaining provisions. The Supervisory Board may replace the invalid provisions by provisions which are valid and the effect of which, given the contents and purpose of these By-Laws is, to the greatest extent possible, similar to that of the invalid provisions.

*        *        *         *        *

ANNEX 1

LIST OF DEFINITIONS

1.	In the By-Laws of the Management Board and the Supervisory Board, the following terms have the following meanings:

affiliated company has the meaning attributed to it in Section 5:48 of the Financial Supervision Act (Wet op het financieel toezicht).

Annual Accounts means the annual accounts of the Company as referred to in Section 2:101 of the Dutch Civil Code.

Annual Report means the annual report of the Company drawn up by the Management Board, as referred to in Section 2:101 of the Dutch Civil Code.

Articles of Association means the articles of association of the Company.

Audit Committee means the Committee designated as such in section 5 of the By-Laws of the Supervisory Board.

By-Laws means the By-Laws of the Management Board or the By-Laws of the Supervisory Board, depending on the context, including the annexes belonging thereto.

CEO means the Chief Executive Officer of the Company.

Chairman means the chairman of the Supervisory Board.

Committee means, as regards the Supervisory Board, each committee of the Supervisory Board as referred to in section 5 of the By-Laws of the Supervisory Board.

Company means AVG Technologies N.V., and, where appropriate, the subsidiaries and possible other group companies of the Company, whose financial information is incorporated in the consolidated annual accounts of the Company.

Company Secretary means the company secretary appointed as such in section 4 of the By-Laws of the Management Board.

External Auditor means the accounting and auditing firm that, in accordance with Section 2:393 of the Dutch Civil Code, is charged with the audit of the annual accounts of the Company.

General Meeting of Shareholders means the general meeting of shareholders of the Company.

Group company has the meaning attributed to it in Section 2:24b of the Dutch Civil Code.

Management Board means the management board of the Company.

Nominations and Governance Committee means the committee designated as such in section 5 of the By-Laws of the Supervisory Board.

PEF V means PEF V Information Technology II S.a.r.l.

Pre-Nominating Party has the meaning attributed to it in section 1.4 of the By-Laws of the Supervisory Board.

Remuneration Committee means the Committee designated as such in section 5 of the By-Laws of the Supervisory Board.

Remuneration Report means the remuneration report of the Supervisory Board regarding the remuneration policy of the Company as drawn up by the Remuneration Committee.

subsidiary has the meaning attributed to it in Section 2:24a of the Dutch Civil Code.

Supervisory Board Profile means the profile for the size and composition of the Supervisory Board, as designated in section 1.1 of the By-Laws of the Supervisory Board.

Supervisory Board means the supervisory board of the Company.

TA means TA AVG Luxembourg S.à r.l.

Vice-Chairman means the vice-chairman of the Supervisory Board, if one has been appointed.

2.	A message in writing means a message transmitted by letter, by telecopier, by e-mail or by any other means of electronic communication provided the relevant message or document is legible and reproducible, and the term written is to be construed accordingly.

3.	Save where the context dictates otherwise, in these By-Laws:

(a)	words and expressions expressed in the singular form also include the plural form, and vice versa;

(b)	words and expressions expressed in the masculine form also include the feminine form; and

(c)	a reference to a statutory provision counts as a reference to this statutory provision including all amendments, additions and replacing legislation that may apply from time to time.

4.	Headings of sections and other headings in these By-Laws are inserted for ease of reference and do not form part of the By-Laws concerned for the purpose of interpretation.

ANNEX 2

SUPERVISORY BOARD PROFILE

1.	SIZE AND COMPOSITION OF THE SUPERVISORY BOARD

1.1	The Supervisory Board, within the limits of its powers, shall promote that, notwithstanding clauses 1.2, 1.3 and 1.4 of the By-Laws of the Supervisory Board, the size of the Supervisory Board shall be such that the Supervisory Board as a whole can perform its duties effectively and responsibly and that each individual member of the Supervisory Board is able to make a contribution by his or her specific qualities.

1.2	The Supervisory Board must at all times be composed so that clause 1.5 of the By-Laws of the Supervisory Board is complied with as much as possible and that a relationship is created based on trust, enabling the Supervisory Board to operate as a team. The policy on diversity is that the best person available should be on the Supervisory Board and that gender, age or other factors are not in themselves decisive.

1.3	Without prejudice to the provisions of clause 1.5, each Supervisory Board member should have the following qualities:

(a)	business experience, both national and international, such that he or she is able to function in a practical way as part of the Supervisory Board;

(b)	an eye for the relationship between and the importance of the different components of the Company’s policy; and

(c)	the ability, and the time available, to supervise and stimulate the policy of the Management Board in a timely and effective manner and to advise and assist the Management Board in the implementation of the policy.

1.4	The Supervisory Board should have at its disposal one or more persons with expertise in one or more of the following areas:

(a)	international developments in markets and products in a field comparable with that in which the Company operates or which it is seeking to enter;

(b)	financial policy in a multinational listed company;

(c)	organisation, management and advice of management board members respectively, of international business;

(d)	human resources and industrial relations;

(e)	knowledge of corporate governance developments;

(f)	investor relations;

(g)	international mergers, acquisitions and joint ventures; and

(h)	sales and marketing, international and on-line.

1.5	Several Supervisory Board members should have qualities which enable them to chair the Supervisory Board.

1.6	No more than one former Management Board member should be a Supervisory Board member at the same time.

2.	MISCELLANEOUS

2.1

The Supervisory Board shall discuss at least once a year, without the Management Board being present, the composition and competence of the Supervisory Board. These deliberations will be mentioned in the annual Supervisory Board report.[87] The desired profile, composition and competence of the Supervisory Board members shall also be discussed.

2.2	This Supervisory Board Profile must be taken into account on each (re)appointment of Supervisory Board members.[88]

2.3	This Supervisory Board Profile shall be made available for public inspection at the offices of the Company and is posted on the Company’s website.[89]

[87]	Dutch Corporate Governance Code, best practice provision III.1.7.
[88]	Dutch Corporate Governance Code, best practice provision III.3.
[89]	Dutch Corporate Governance Code, best practice provision III.3.1.

ANNEX 3

LIST OF ACTION REQUIRING APPROVAL BY SUPERVISORY BOARD

The Management Board can only take or authorize any of the following actions if such actions have been approved by the Supervisory Board.

1.	Strategy and objectives

(a)	engaging in any business other than developing and marketing software or internet activities and any related activities or acting as a holding company with respect to other companies engaged in any such business;

(b)	determining and amending the operational and financial objectives of the Company;[90]

(c)	determining and amending the strategy designed to achieve the objectives[91], including approving the long term strategic plan for the Company and its subsidiaries;

(d)	determining and amending the parameters to be applied in relation to the strategy (for example in respect of the financial ratios);[92]

(e)	addressing the corporate social responsibility issues that are relevant to the Company;[93]

2.	Organisational, operational, financial, transactional

(a)	the annual consolidated capital and operating expense budget of the Company and its subsidiaries for each year (the Budget), including the projected profit and loss statements, balance sheets and cash flow statements for such relevant year;

(b)	issuing any loans to any persons, or the issuing of any guaranty of the indebtedness or other obligations of any persons, if in excess of one million five hundred thousand dollars (USD 1,500,000.00), in each case save in respect of any loans to, and any guaranty of the indebtedness or other obligations of, subsidiaries of the Company, in each case save in respect of any loans to, and any guaranty of the indebtedness or other obligations of, subsidiaries of the Company;

(c)	incurring any indebtedness, pledging, or permitting other encumbrances on any assets, if in excess of ten million dollars (USD 10,000,000.00), in each case save in respect of indebtedness to and from the Company and its subsidiaries, or to and from such subsidiaries, and pledges and other encumbrances to and from the Company and its subsidiaries, or to and from such subsidiaries;

(d)	ceasing business operations of the Company and its material subsidiaries;

(e)	making any expenditure, or entering into any contract requiring an expenditure, in an amount exceeding one million five hundred thousand dollars (USD 1,500,000.00) in the aggregate in any year on a consolidated basis, unless such expenditure is permitted by the Budget for such year;

(f)	entering into any contract with any other person, of which the expenditure of the Company shall or is reasonably expected to, exceed the income resulting from such contract over the same period by more than one million five hundred thousand dollars (USD 1,500,000.00) on an annual basis, unless

[90]	Dutch Corporate Governance Code, best practice provision II.1.2.(a).
[91]	Dutch Corporate Governance Code, best practice provision II.1.2.(b).
[92]	Dutch Corporate Governance Code, best practice provision II.1.2.(c).
[93]	Dutch Corporate Governance Code, best practice provision II.1.2.(d).

such expenditure is permitted by the Budget for such year or part of any investment, acquisition or disposition separately approved;

(g)	granting any person a total annual compensation (excluding stock options) in excess of five hundred thousand dollars (USD 500,000.00) per year or increasing any person’s total annual compensation (excluding stock options) up to an amount in excess of five hundred thousand dollars (USD 500,000.00) per year, or increasing the total annual compensation (excluding stock options) of any such person with 5% or more, or suspending or terminating the employment of any such person, except for termination due to urgent cause or serious misconduct, in which case the Supervisory Board shall be informed as soon as practicably possible after such termination;

(h)	setting up any gratuity, profit sharing, bonus or stock options plan, material pension scheme or other material employee benefit plan for a group of employees or materially amending or materially modifying any existing plan or scheme, except for any non-material amendments or modifications that would be detrimental to the Company’s position;

(i)	making an acquisition, investment or disposition (whether by acquisition of assets, securities or otherwise and whether by payment of cash, securities or otherwise in one transaction or series of transactions of the same substance for such applicable acquisition, investment or disposition) in excess of six million five hundred thousand dollars (USD 6,500,000.00) in value;

(j)	issuing shares and granting rights to acquire shares in the capital of the Company and excluding or limiting pre-emptive rights of existing shareholders with respect thereto and buying back or cancelling shares in the capital of the Company, and making any proposal thereto

(k)	approving cooperation by the Company in the issuance of depositary receipts for shares;

(l)	declaring or proposing to make any dividends or other distributions in respect of any shares or other equity securities of the Company, or determining a dividend policy for the Company or any amendment thereof;

(m)	proposing, entering into or consummating: (A) a merger or consolidation with or into any other entity; (B) any acquisition by any person (or group of affiliated or associated persons) of beneficial ownership of a majority of the equity of the Company or any material subsidiary (whether or not by means of newly-issued shares) in a single transaction or a series of related transactions; or (C) any other change of control of fifty percent (50%) or more of the outstanding voting power of the Company;

(n)	proposing or effecting the dissolution, liquidation or winding up of the Company or any material subsidiary or consummating any other corporate reorganization, recapitalization or transaction which results in the sale, lease, license or exchange of all or substantially all of the Company’s or such material subsidiary’s assets;

(o)	authorising or issuing, or obligating itself to issue, any equity securities, debt securities with any equity participation or any securities convertible into or exercisable or exchangeable for any such securities;

(p)	hiring, suspending and terminating of COO or CTO of the group of companies or hiring of Web Sales Vice President (or equivalent responsible head for web sales) except for a termination due to urgent cause or serious misconduct, in which case the Supervisory Board shall be informed as soon as practicably possible after such termination;

(q)	applying for admission of the securities under (g) and (h) above to a regulated market or multilateral trading facility as referred to in Section 1:1 of the Dutch Financial Supervision Act (Wet op het

financieel toezicht) or a comparable regulated market or multilateral trading facility system from a state that is not a member state, or, as the case may be, the cancellation of such admission;

(r)	entering into or termination of a long term cooperation of the Company or a subsidiary with another legal entity or company or, as a partner with full liability, in a limited partnership or general partnership if such cooperation or termination is of fundamental importance for the Company;

(s)	participation by the Company or a subsidiary in the capital of another company if the value of such participation is at least one quarter of the amount of the issued capital plus reserves of the Company according to its balance sheet and explanatory notes, as well as significantly increasing or reducing such participation;

(t)	making investments requiring an amount equal to at least one quarter of the issued capital plus reserves of the Company according to its balance sheet and explanatory notes;

(u)	proposing to dissolve the Company;

(v)	petitioning for bankruptcy or a request for suspension of payments (surséance van betaling);

(w)	terminating the employment of a considerable number of employees of the Company and its subsidiaries simultaneously or within a short period of time;

(x)	radically changing in the employment conditions of a considerable number of the employees of the Company and its subsidiaries; and

(y)	exercising voting rights with respect to the equity securities of any of the Company’s subsidiaries with respect to any of the matters set forth in this Annex 3, section 2.

3.	Internal organisation and governance

(a)	allocating the duties of the Management Board to individual members of the Management Board;

(b)	proposing to amend the Articles of Association;

(c)	appointing and removing of the Company Secretary;[94] and

(d)	appointing or changing an accountant to audit the accounts of the Company or its subsidiaries.

4.	(Potential) conflicts of interest

(a)	all transactions in which there are conflicts of interest with Management Board members that are of material significance to the Company and/or the relevant Management Board members;

(b)	all transactions in which there are conflicts of interest with Supervisory Board members that are of material significance to the Company and/or the relevant Supervisory Board members; and

(c)	all transactions between the Company and individuals or legal entities who hold at least 10% of the shares in the Company that are of material significance to the Company and/or such persons.

5.	Miscellaneous

(a)	such other resolutions of the Management Board as the Supervisory Board may subject to its approval from time to time in accordance with article 18.2 of the Articles of Association;

(b)	all other acts that require the approval by the Supervisory Board by legislation, the Articles of Association, the By-Laws of the Management Board, the By-Laws of the Supervisory Board or the Dutch Corporate Governance Code; and

(c)	entering into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the above specified approvals.

ANNEX 4

LIST OF INFORMATION TO BE INCLUDED IN THE SUPERVISORY BOARD REPORT

The annual report of the Supervisory Board shall in any case contain the following information:

(1)

a reference to the discussions on the corporate strategy and main business risks, and the result of the assessment by the Management Board of the structure and operation of the internal risk management and control systems, as well as any significant changes thereto, which were held by the Supervisory Board in the year under review;[95]

(2)	a list of the Supervisory Board members who have often been absent from Supervisory Board meetings;[96]

(3)

a statement that in the opinion of the Supervisory Board section 1.5(f) of the By-Laws of the Supervisory Board have been satisfied and which member of the Supervisory Board, if present, should not be deemed independent;[97]

(4)

a reference as to how the evaluation of the Supervisory Board, the Committees and the individual members of the Supervisory Board described in section 8.3 of the By-Laws of the Supervisory Board was conducted;[98]

(5)	the Supervisory Board Profile;

(6)	a reference to the Supervisory Board resolutions pursuant to section 24.2 (occasional non-compliance) and section 24.3 (amendment) of the By-Laws of the Supervisory Board, to the extent of material significance;

(7)	for each Committee: a report on how it has performed its duties;[99] details of its existence, its composition, number of meetings and the main issues discussed;100

(8)

the following information on each Supervisory Board member:101 (i) gender (ii) age ; (iii) profession (iv) chief position (v) nationality; (vi) other positions to the extent relevant for the performance of his duties as member of the Supervisory Board; (vii) date of initial appointment and term of appointment of relevant member of Supervisory Board; (viii) securities held in the Company; (ix) details of agreements under which benefits are derived on termination of membership of the Supervisory Board or any other position at the Company;

(9)

the principal points of the Remuneration Report on the remuneration policy of the Company, as prepared by the Remuneration Committee. This shall describe transparently and in clear and understandable terms the remuneration policy that has been pursued and give an overview of the remuneration policy to be pursued;102 and

(10)	an account with respect of the diversity objectives.103

[95]	Dutch Corporate Governance Code, best practice provision III.1.8.
[96]	Dutch Corporate Governance Code, best practice provision III.1.5.
[97]	Dutch Corporate Governance Code, best practice provision III.2.3.
[98]	Dutch Corporate Governance Code, best practice provision III.1.7.
[99]	Dutch Corporate Governance Code, best practice provision III.5.
100	Dutch Corporate Governance Code, best practice provision III.5.2.
101	Dutch Corporate Governance Code, best practice provision III.1.3.
102	Dutch Corporate Governance Code, II.2 (2nd Principle).
103	Dutch Corporate Governance Code, best practice provision III.3.1.

ANNEX 5

POLICY REGARDING INDEPENDENT EXTERNAL AUDITOR

The policy set out below was adopted by the Supervisory Board on • 2012, on a proposal of the Audit Committee and after consultation with the Management Board.

1.	Policy

The Company and its subsidiaries use the services of the External Auditor to the extent this does not prejudice the independence of the External Auditor.

2.	Terms of Reference

The External Auditor must be independent within the meaning of the Recommendation of the European Commission of 16 May 2002 regarding the independence of auditors in the EU charged with statutory audits, and the Further Regulations on the independence of auditors of the NIVRA (Nederlands Instituut Van Registeraccountants) (the NIVRA Regulations). These regulations are based on the principles that: (i) the external auditor must be independent from the client audited, both in mind as in appearance; and (ii) an external auditor is someone who is able, in the light of all relevant facts and circumstances, to form an objective and impartial opinion on all matters that fall within the scope of his assignment.

Under the NIVRA Regulations an external auditor is not allowed to perform a statutory audit if he has financial, commercial, employment or other ties with the client that in the opinion of a reasonable and properly informed third party expert compromise the auditor’s independence.

In addition, the Securities and Exchange Commission (the SEC) has adopted rules establishing standards of auditor independence and audit committee responsibilities for the oversight of such matters. In essence, the external auditor must be capable of exercising objective and impartial judgment in light of all circumstances and relationships between the external auditor and the Company.

The Company may require from the External Auditor that he maintains the right balance between effectiveness and efficiency, e.g., audit costs, risk management, independence and reliability.

The Audit Committee sees to it that the External Auditor complies with the relevant provisions of the NIVRA Regulations, the SEC rules, and the above terms of reference, and may request more detailed explanations and written confirmations from the External Auditor that these provisions are followed.

3.	Approval of work

In addition to the audit work, the External Auditor may also carry out non-audit work, to the extent allowed under applicable legislation and regulations and the internal procedures of the Company.

4.	Rotation of partners responsible for audit work

In order to prevent that the External Auditor and the Company become too close, the number of years a person may be part of the audit team of the External Auditor is capped as required by regulation or best practices applicable to the External Auditor.

The Audit Committee shall also supervise the risks of dependency of other members of the audit team of the Company who are involved with the audit for a significant period. The Audit Committee shall consult the responsible partner of the External Auditor regularly on safeguards set up by the External Auditor to assess the risk of dependency and to reduce it to an acceptable minimum level.

5.	Appointment of the External Auditor

The External Auditor shall be appointed in accordance with section 11 of the By-Laws of the Supervisory Board. If the decision is taken to call in the services of another External Auditor, the tender process approved by the Audit Committee shall be followed.

6.	Staff transfer restrictions

The Company and the External Auditor shall agree on a policy regarding the restriction of staff transfers from the Company and its group to the organisation of the External Auditor and vice versa, taking into account all relevant legislation and regulations. This policy is subject to the approval of the Supervisory Board. Unless otherwise provided in this policy, there will be no staff transfers from the Company and its group to the organisation of the External Auditor and vice versa, unless expressly approved by the Supervisory Board.

ANNEX 6

INFORMATION TO BE INCLUDED IN THE REMUNERATION REPORT

The Remuneration Report will contain an account of the manner in which the remuneration policy has been implemented in the past financial year, as well as an overview of the remuneration policy planned by the Supervisory Board for the next financial year and subsequent years. The Remuneration Report shall indicate how the remuneration policy contributes to the long term objectives of the Company.104 The Remuneration Report shall contain a description in clear and understandable terms of the total remuneration of the individual members of the Management Board broken down into the various components.105

The overview will in any event contain the following information:106

(a)	an overview of the costs incurred by the Company in the financial year in relation to Management Board remuneration. This overview shall provide a breakdown showing fixed salary, annual cash bonus, shares, options and pension rights that have been awarded and other emoluments. The shares, options and pension rights must be recognised in accordance with the accounting standards;

(b)	a statement that the scenario analyses referred to in best practice provision II.2.1 have been carried out;

(c)	for each Management Board member the maximum and minimum numbers of shares conditionally granted in the financial year or other share-based remuneration components that the Management Board member may acquire if the specified performance criteria are achieved;

(d)	a table showing the following information for incumbent Management Board members at year-end for each year in which shares, options and/or other share-based remuneration components have been awarded over which the Management Board member did not yet have unrestricted control at the start of the financial year:

(i)	the value and number of shares, options and/or other share-based remuneration components on the date of granting;

(ii)	the present status of shares, options and/or other share-based remuneration components awarded: whether they are conditional or unconditional and the year in which vesting period and/or lock-up period ends;

(iii)	the value and number of shares, options and/or other share-based remuneration components conditionally awarded under at the time when the Management Board member obtains ownership of them (end of vesting period); and

(iv)	the value and number of shares, options and/or other share-based remuneration components awarded under at the time when the Management Board member obtains unrestricted control over them (end of lock-up period);

(e)	if applicable, the composition of the peer group of companies whose remuneration policy determines in part the level and composition of the remuneration of the Management Board members;

(f)	a description of the performance criteria on which the performance-related component of the variable remuneration is dependent in so far as disclosure would not be undesirable because the information is competition sensitive, and of the discretionary component of the variable remuneration that can be fixed by the Supervisory Board as it sees fit;

104	Dutch Corporate Governance Code, best practice provision II.2.12.
105	Dutch Corporate Governance Code, best practice provision II.2.
106	Dutch Corporate Governance Code, best practice provision II.2.13.

(g)	a summary and account of the methods that will be applied in order to determine whether the performance criteria have been fulfilled;

(h)	an ex-ante and ex-post account of the relationship between the chosen performance criteria and the strategic objectives applied, and of the relationship between remuneration and performance;

(i)	current pension schemes and the related financing costs; and

(j)	agreed arrangements for the early retirement of Management Board members.